AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

This Amendment to the Participation Agreement, by and among Oppenheimer Variable Account Funds (the "Funds"), OppenheimerFunds, Inc. ("Fund Party"), Principal Life Insurance Company and Princor Financial Services Corporation (collectively referred to herein as the "Company"), is dated November 9, 2011, and effective as of December 1, 2011.

WHEREAS, the Fund, the Fund Party, Principal Life Insurance Company and Princor Financial Services Corporation are the parties to a Participation Agreement for offering Shares of the Fund through variable annuity or variable life insurance policies issued by Principal Life Insurance Company and distributed by Princor Financial Services Corporation, dated December 21, 2007 (the "Agreement");

WHEREAS, Principal National Life Insurance Company, an affiliate of Principal Life Insurance Company, also issues variable life insurance policies and wishes to offer Shares of the Fund through the Principal National Life Insurance policies;

WHEREAS, the Fund, the Fund Party, Principal Life Insurance Company, and Princor Financial Services Corporation now desire to add Principal National Life Insurance Company as a party to the Agreement, and Principal National Life Insurance Company desires to become a party to the Agreement; and

WHEREAS, the Fund, the Fund Party, and Company desire to amend Schedule 1 to the Agreement to add additional Separate Accounts that may offer Fund Shares under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	The Fund, the Fund Party, Principal Life Insurance Company and Princor Financial Services Corporation hereby agree to amend the Agreement to include Principal National Life Insurance Company as a party. Any reference to the Company in the Agreement is hereby deemed to include Principal National Life Insurance Company as of the effective date of this Amendment.
2.	Principal National Life Insurance Company agrees to abide by all terms, conditions and obligations set forth in the Agreement.
3.	Article IX of the Agreement is hereby amended be deleting the contact information for the Company and replacing it with the following:
“If to the Company:

Principal [National] Life Insurance Company Attn: Sara Wiener 711 High Street Des Moines, IA 50392 [wiener.sara@principal.com] With a copy to:

Principal [National] Life Insurance Company Attn: Charles Schneider, Counsel 711 High Street Des Moines, IA 50392 [schneider.charles@principal.com]”

4.	Schedule 1 to the Agreement is hereby deleted and replaced with the Schedule 1 attached hereto.

Except as amended herein all other provisions of the Agreement shall remain the same.

The undersigned parties have caused this Amendment to the Agreement to be duly executed by the following authorized individuals for the purposes expressed herein.

OPPENHEIMER VARIABLE ACCOUNT FUNDS By: /s/ Brian W. Wixted Name: rian W. Wixted Title: Treasurer Date: 11/21/11 OPPENHEIMERFUNDS, INC.	PRINCIPAL LIFE INSURANCE COMPANY By: /s/ Sara Wiener Name: Sara Wiener Title: Director – Product Management Date: 11/16/11 PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Cheryl Pipia Name: Cheryl Pipia Title Senior Vice President Date: 11/23/11

By: /s/ Sara Wiener Name: Sara Wiener

Title: Director – Product Management Date: 11/16/11

PRINCOR FINANCIAL SERVICES CORPORATION

By: /s/ Michael J. Beer Name: Michael J. Beer Title: President Date: 11/14/11

SCHEDULE 1

     The Portfolios will be available for any Separate Account established by the Board of Directors of the Company and any underlying contract in which they invest, and any new Separate Account or contract of the Company created subsequent to the date hereof.